Exhibit 4.2

KEMPER CORPORATION

and

U.S. Bank Trust Company, National Association

as Trustee

THIRD SUPPLEMENTAL INDENTURE

dated as of March 10, 2022

to the Indenture dated as of September 29, 2020

5.875% Fixed-Rate Reset Junior Subordinated Debentures due 2062

i

ARTICLE 5
MISCELLANEOUS

Section 5.1.	Trust Indenture Act Controls	18
Section 5.2.	Governing Law	18
Section 5.3.	Counterparts	18
Section 5.4.	Severability	18
Section 5.5.	Ratification	18
Section 5.6.	Effectiveness	18
Section 5.7.	Trustee Makes No Representation	19

EXHIBIT A – Form of Debenture

ii

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of March 10, 2022, between Kemper Corporation, a Delaware corporation (the “Company”), and U.S. Bank Trust Company, National Association, as Trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of September 29, 2020 (the “Base Indenture,” as supplemented by this Third Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of Securities to be issued in one or more series as provided in the Base Indenture;

WHEREAS, Section 14.01 of the Base Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Base Indenture, without the consent of any Holders of Securities, to establish the form and terms of Securities of any series as permitted in Section 3.01 of the Base Indenture;

WHEREAS, the Company desires to execute this Third Supplemental Indenture to establish the form and terms of, and provide for the issuance, of a series of its debt securities (which shall be a series of Securities as referred to in Section 3.01 of the Base Indenture) designated as its 5.875% Fixed-Rate Reset Junior Subordinated Debentures due 2062 (the “Debentures”), in an initial aggregate principal amount of $150,000,000;

WHEREAS, the Company has requested that the Trustee execute and deliver this Third Supplemental Indenture;

WHEREAS, all things necessary have been done by the Company to make this Third Supplemental Indenture, when executed and delivered by the Company, a valid supplement to the Base Indenture; and

WHEREAS, all things necessary have been done by the Company to make the Debentures, when executed by the Company and authenticated and delivered in accordance with the provisions of the Base Indenture, the valid obligations of the Company;

NOW, THEREFORE, in consideration of the premises stated herein and the purchase of the Debentures by the Holders thereof, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Debentures as follows:

ARTICLE 1

APPLICATION OF SUPPLEMENTAL INDENTURE

Section 1.1. Application of Third Supplemental Indenture. Notwithstanding any other provision of this Third Supplemental Indenture, all provisions of this Third Supplemental Indenture are expressly and solely for the benefit of the Holders of the Debentures and any such provisions shall not be deemed to apply to Securities of any other series issued under the Base Indenture (as amended or supplemented from time to time) and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Debentures. Unless otherwise expressly specified, references in this Third Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this Third Supplemental Indenture as they amend or supplement the Base Indenture, and not the Base Indenture or any other document.

ARTICLE 2

DEFINITIONS

Section 2.1. Terms Defined in the Indenture. For purposes of this Third Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Base Indenture, as amended hereby.

Section 2.2. Additional Definitions. For the benefit of the Holders of the Debentures, Section 1.01 of the Base Indenture shall be amended by adding the following new definitions:

“Additional Debentures” has the meaning specified in Section 3.4.

“Base Indenture” has the meaning specified in the recitals hereto.

“business day” means any day other than a day on which banking institutions in the State of New York or any place of payment are authorized or required by law, executive order or regulation to close.

“Calculation Agent” means, at any time, the person or entity appointed by the Company and serving as such agent with respect to the Debentures at such time. Unless the Company has validly redeemed all outstanding Debentures on or before the First Reset Date, it will appoint a Calculation Agent with respect to the Debentures prior to the First Reset Date. The Company may terminate any such appointment as long as it appoints a successor agent at the time of termination. The Trustee will initially act as Calculation Agent and may subsequently appoint one of its affiliates as Calculation Agent.

“Debentures” has the meaning specified in the recitals hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Reset Date” has the meaning specified in Section 3.4.

“Five-Year Treasury Rate” means, as of any Reset Interest Determination Date, as applicable, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published H.15, with a maturity of five years from the next Reset Date and trading in the public securities market or (2) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, the rate will be determined by the Calculation Agent by interpolation or extrapolation on a straight line basis between the most recent weekly average yield to maturity for two series of U.S. Treasury securities trading in the public securities market, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturity as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case as published in the most recently published H.15. If the Five-Year Treasury Rate cannot be determined pursuant to the methods described in clauses (1) or (2) above, then the Five-Year Treasury Rate will be the same interest rate as in effect for the prior period.

“Global Debenture” has the meaning specified in Section 3.1(c).

“H.15” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the United States Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities.”

“Indebtedness for Money Borrowed” shall mean (i) any obligation of, or any obligation guaranteed by, the Company for which the Company is responsible or liable as obligor or otherwise including principal, premium and interest (whether accruing before or after filing of any petition in bankruptcy or any similar proceedings by or against the Company and whether or not allowed as a claim in bankruptcy or similar proceedings) for (A) indebtedness for money borrowed, (B) indebtedness evidenced by securities, bonds, debentures, notes or other similar written instruments, (C) any deferred obligation for the payment of the purchase price or conditional sale obligation of property or assets acquired other than in the ordinary course of business, (D) all obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction, (E) all obligations under “keep-well” agreements required by insurance regulators or (F) any obligation referred to in (A) through (E) above of other persons secured by any lien on any property or asset of the Company and (ii) all indebtedness for obligations to make payment in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts (including future or options contracts) swap agreements, cap agreements, repurchase and reverse repurchase agreements and similar arrangements, whether outstanding on the first issuance of the Debentures or thereafter created, assumed or incurred.

“Indebtedness Ranking Junior to the Debentures” shall mean any Indebtedness for Money Borrowed, whether outstanding on the date of the first issuance of the Debentures or thereafter created, assumed or incurred, which specifically by its terms ranks junior to and not equally with or prior to the Debentures (and any other Indebtedness Ranking on a Parity with the Debentures) in right of payment upon the Company’s dissolution, winding-up, liquidation, reorganization, or similar events. The securing of any Indebtedness for Money Borrowed, otherwise constituting Indebtedness Ranking Junior to the Debentures, shall not be deemed to prevent such Indebtedness for Money Borrowed from constituting Indebtedness Ranking Junior to the Debentures.

“Indebtedness Ranking on a Parity with the Debentures” shall mean Indebtedness for Money Borrowed, whether outstanding on the date of the first issuance of the Debentures or thereafter created, assumed or incurred, which specifically by its terms ranks equally with and not prior to the Debentures in right of payment upon the Company’s dissolution, winding-up, liquidation, reorganization or similar events. The securing of any Indebtedness for Money Borrowed, otherwise constituting Indebtedness Ranking on a Parity with the Debentures, shall not be deemed to prevent such Indebtedness for Money Borrowed from constituting Indebtedness Ranking on a Parity with the Debentures.

“Initial Debentures” has the meaning set forth in Section 3.4.

“interest,” when used with respect to the Debentures, includes interest accruing on the Debentures, interest on deferred interest payments and other unpaid amounts and compounded interest, as applicable.

“Interest Payment Date” means each March 15, June 15, September 15 and December 15, beginning June 15, 2022.

“Optional Deferral Period” means the period commencing on an Interest Payment Date with respect to which the Company defers interest pursuant to Section 3.5 and ending on the earlier of (i) the fifth anniversary of that Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid all deferred and unpaid amounts (including compounded interest on such deferred amounts) and all other accrued interest on the Debentures.

“Rating Agency Event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Exchange Act that then publishes a rating for the Company (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Debentures, which amendment, clarification or change results in (a) the shortening of the length of time the Debentures are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Debentures; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the Debentures by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Debentures.

“Regulatory Capital Event” means that the Company become subject to capital adequacy supervision by a capital regulator and the capital adequacy guidelines that apply to the Company as a result of being so subject set forth criteria pursuant to which the full principal amount of the Debentures would not qualify as capital under such capital adequacy guidelines, as the Company may determine at any time, in the Company’s sole discretion.

“Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date.

“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two business days prior to the beginning of such Reset Period.

“Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from and including each Reset Date to, but excluding, the next following Reset Date.

“Senior Indebtedness” shall mean all Indebtedness for Money Borrowed, whether outstanding on the date of the first issuance of the Debentures or thereafter created, assumed or incurred, except Indebtedness Ranking on a Parity with the Debentures or Indebtedness Ranking Junior to the Debentures, and any deferrals, renewals or extension of such Senior Indebtedness. Notwithstanding anything to the contrary, Senior Indebtedness shall not include obligations to trade creditors created or assumed by the Company in the ordinary course of business.

“Tax Event” means that the Company will have received an opinion of counsel, rendered by a law firm of nationally recognized standing that is experienced in such matters, stating that, as a result of any:

(a) amendment to, or change in (including any promulgation, enactment, execution or modification of) the laws (or any regulations under those laws) of the United States or any political subdivision thereof or therein affecting taxation;

(b) official administrative pronouncement (including a private letter ruling, technical advice memorandum or similar pronouncement) or judicial decision or administrative action or other official pronouncement interpreting or applying the laws or regulations enumerated in the preceding bullet point, by any court, governmental agency or regulatory authority; or

(c) threatened challenge asserted in connection with an audit of the Company or any Subsidiary of the Company, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Debentures, which amendment or change is enacted or effective or which pronouncement or decision is announced or which challenge is asserted against the Company or becomes publicly known on or after the original issue date of the Debentures, there is more than an insubstantial increase in the risk that interest accruable or payable by the Company on the Debentures is not, or will not be, deductible by the Company in whole or in part, for U.S. federal income tax purposes; provided that a change of tax law shall not give rise to a “Tax Event” unless, in the opinion of independent tax counsel, the change of law limits, defers, or prohibits the deduction of interest on the Debentures in a manner or to an extent different from and more adverse than interest on senior debt obligations of the Company by reason of the specific characteristics of the Debentures.

ARTICLE 3

FORM AND TERMS OF THE DEBENTURES

Section 3.1. Form; Denominations; Depositary.

(a) The Debentures and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Debentures may have notations, legends or endorsements required by law, stock exchange rules or usage. The Debentures and any beneficial interest in the Debentures shall be in denominations of $25 and multiples of $25 in excess thereof. The Debentures shall be issuable only in registered form without coupons.

(b) The terms and notations contained in the Debentures shall constitute, and are hereby expressly made, a part of the Indenture, and the Company and the Trustee, by their execution and delivery of this Third Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

(c) The Debentures shall be issued initially in the form of fully registered Global Securities (the “Global Debentures”). The Depository Trust Company, New York, New York, is hereby designated as the Depositary with respect to the Debentures until one or more successor Depositaries for the Debentures shall have become such pursuant to the applicable provisions of the Indenture.

Section 3.2. Execution and Authentication of Initial Debentures. The Company shall execute and the Trustee shall, in accordance with this Section 3.2 and Section 3.03(g) of the Base Indenture, authenticate and deliver a Global Debenture representing the Initial Debentures (as defined below) that shall be registered in the name of Cede & Co., as nominee of the Depositary, and shall be deposited with the Trustee, as Security Custodian with respect thereto.

Section 3.3. Paying Agent. The Company initially appoints the Trustee as Paying Agent for the payment of the principal of (and premium, if any) and interest on the Debentures and designates the Corporate Trust Office of the Trustee, which office at the date hereof is located at 60 Livingston Ave., Saint Paul, MN 55107, as the Place of Payment where the Debentures may be presented for payment.

Section 3.4. Terms of the Debentures. The following terms relating to the Debentures are hereby established:

(a) Designation. The Debentures shall constitute a series of Securities designated as and having the title “5.875% Fixed-Rate Reset Junior Subordinated Debentures due 2062.”

(b) Principal Amount. The aggregate principal amount of the Debentures that may be initially authenticated and delivered under the Indenture (the “Initial Debentures”) shall be $150,000,000 (except for Debentures authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Debentures pursuant to Sections 3.04, 3.06, 3.07, 4.06 or 14.05 of the Base Indenture). The Company may from time to time, without the consent of the Holders of Debentures, issue additional Debentures (in any such case “Additional Debentures”) having the same ranking and the same interest rate, maturity date and other terms as the Initial Debentures (other than the public offering price and date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), provided, however, that no Additional Debentures may be issued unless the Additional Debentures are fungible with the Debentures for U.S. federal income tax purposes or issued with a different CUSIP number. Any Additional Debentures together with the Initial Debentures shall constitute a single series of Securities for all purposes under the Indenture, including waivers, amendments and redemptions, and all references to the Debentures shall include the Initial Debentures and any Additional Debentures unless the context otherwise requires. The aggregate principal amount of Additional Debentures that may be authenticated and delivered under and pursuant to the Indenture is unlimited.

(c) Maturity Date. The entire outstanding principal amount of the Debentures shall be due and payable on March 15, 2062.

(d) Interest. Subject to applicable law and subject to any Optional Deferral Period, the Debentures will bear interest (i) from and including the date of original issue to, but excluding, March 15, 2027 (the “First Reset Date”) at the fixed rate of 5.875% per annum and (ii) from, and including, the First Reset Date, during each Reset Period, at a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date plus 4.140% to be reset on each Reset Date. Interest on the Debentures will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on June 15, 2022, each of which dates the Company refers to as an Interest Payment Date, to the record holders of the Debentures at the close of business on the immediately preceding March 1, June 1, September 1 or December 1, as applicable, whether or not a business day. However, interest that the Company pays on the maturity date or a date of redemption will be payable to the person to whom the principal will be payable. Interest payments will include accrued interest from, and including, the original issue date, or, if interest has already been paid, from the last date in respect of which interest has been paid or duly provided for to, but excluding, the next succeeding Interest Payment Date, the maturity date or the date of redemption, as the case may be; subject to the Company’s right to defer payment of interest on the Debentures in accordance with Section 3.5. The amount of interest payable for any interest payment period will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which interest is payable on the Debentures is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay). Interest not paid on any payment date will accrue and compound quarterly at a rate per year equal to the rate of interest on the debentures until paid.

(e) Sinking Fund. The Debentures shall not be subject to any sinking fund (pursuant to Article V of the Base Indenture or otherwise).

(f) Subordination. The Debentures shall be subordinated in right of payment to the prior payment in full of all Senior Indebtedness to the extent and in the manner set forth in Article IV. The provisions of Article XV of the Base Indenture and the definition of Senior Indebtedness in Section 1.01 of the Base Indenture shall not apply to the Debentures.

(g) Payments. Payment of the principal of (and premium, if any) and the interest on the Debentures shall be made at the office of the Paying Agent, which office at the date hereof is located at 60 Livingston Ave., Saint Paul, MN 55107, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, provided that, at the option of the Company, payment of the interest on any Debenture may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Register or, in accordance with arrangements satisfactory to the Trustee, by wire transfer to an account designated by the Holder; and provided further that, in the case of any Debentures represented by a Global Debenture, all payments of principal of (and premium, if any) and interest thereon shall be made in accordance with the applicable procedures of the Depositary for such Global Debenture.

Section 3.5. Option to Defer Interest Payments. (a) So long as no Event of Default with respect to the Debentures has occurred and is continuing, the Company may, on one or more occasions, defer interest payments on the Debentures for one or more optional deferral periods of up to five consecutive years (each such period, an “Optional Deferral Period”), provided that no Optional Deferral Period shall extend beyond March 15, 2062, any earlier accelerated maturity date arising from an Event of Default or any earlier redemption of the Debentures.

(b) During an Optional Deferral Period, interest will continue to accrue on the Debentures, and deferred interest payments will accrue additional interest at the then applicable interest rate on the Debentures, compounded quarterly as of each Interest Payment Date to the extent permitted by applicable law. No interest otherwise due during an Optional Deferral Period will be due and payable on the Debentures until the end of such Optional Deferral Period except upon an acceleration or redemption of the Debentures during such deferral period.

(c) At the end of any Optional Deferral Period, the Company shall pay all deferred interest (including compounded interest thereon) on the Debentures to the Persons in whose names the Debentures are registered at the close of business on the Record Date with respect to the Interest Payment Date at the end of such Optional Deferral Period.

(d) At the end of five years following the commencement of an Optional Deferral Period, the Company must pay all accrued and unpaid deferred interest, including compounded interest thereon. If, at the end of any Optional Deferral Period, the Company has paid all deferred interest due on the Debentures, including compounded interest, the Company can again defer interest payments on the Debentures pursuant to this Section 3.5.

(e) The Company will provide to the Trustee and the holders of Debentures written notice of any deferral of interest at least one and not more than 60 business days prior to the applicable Interest Payment Date. In addition, the Company’s failure to pay interest on the Debentures on any Interest Payment Date will itself constitute the commencement of an Optional Deferral Period unless the Company pays such interest within five business days after any such Interest Payment Date, whether or not the Company provides a notice of deferral.

Section 3.6. Redemption at the Option of the Company. The provisions of Article IV of the Base Indenture, as supplemented by the provisions of this Third Supplemental Indenture, shall apply to the Debentures.

(a) The Company may redeem the Debentures in increments of $25 principal amount:

(i) in whole or in part on the First Reset Date or any time thereafter, at a redemption price equal to the principal amount of the Debentures being redeemed plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the date of redemption; provided that if the Debentures are not redeemed in whole, at least $25 million aggregate principal amount of the Debentures must remain outstanding after giving effect to such redemption;

(ii) in whole, but not in part, at any time prior to March 15, 2027, within 90 days of the occurrence of a “Tax Event” at a redemption price equal to the principal amount plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the date of redemption;

(iii) in whole, but not in part, at any time prior to March 15, 2027, within 90 days of the occurrence of a “Regulatory Capital Event,” at a redemption price equal to the principal amount plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the date of redemption; or

(iv) in whole, but not in part, at any time prior to March 15, 2027, within 90 days of the occurrence of a “Rating Agency Event,” at a redemption price equal to 102% of the principal amount plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the date of redemption.

Section 3.7. Payment Restrictions During an Optional Deferral Period. After the commencement of an Optional Deferral Period and until the Company has paid all accrued and unpaid interest on the Debentures, the Company shall not, and shall not permit any Subsidiary of the Company to:

(i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Capital Stock of the Company (which includes common and preferred stock),

(ii) make any payment of principal, interest or premium on or repay, repurchase or redeem any Indebtedness Ranking on a Parity with the Debentures or Indebtedness Ranking Junior to the Debentures, or

(iii) make any guarantee payments with respect to any guarantee by the Company of any securities of any of Subsidiary of the Company if such guarantee ranks pari passu with or junior in right of payment to the Debentures;

other than:

(a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, Capital Stock of the Company where the dividend stock or stock issuable upon exercise of such options, warrants or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock,

(b) any declaration of a dividend in connection with the implementation of a stockholder’s rights plan, or the issuance of Capital Stock of the Company under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto,

(c) as a result of a reclassification of any series or class of Capital Stock of the Company or the exchange or conversion of one class or series of Capital Stock of the Company for or into another class or series of Capital Stock of the Company,

(d) the purchase of fractional interests in shares of Capital Stock of the Company pursuant to an acquisition or the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged,

(e) purchases or acquisitions of shares of Capital Stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of directors, officers, agents, consultants or employees of the Company or satisfaction by the Company of its obligations under any dividend reinvestment plan of the Company or director, officer, agent, consultant or employee stock purchase plans of the Company,

(f) any exchange, redemption or conversion of any class or series of Capital Stock of the Company, or the Capital Stock of a Subsidiary of the Company, for any other class or series of Capital Stock of the Company, or of any class or series of Indebtedness for Money Borrowed for any class or series of Capital Stock of the Company,

(g) purchases or acquisitions of shares of Capital Stock of the Company in connection with satisfaction by the Company of its obligations under any contract or security entered into before commencement of the Optional Deferral Period, and

(h) (i) payment of current or deferred interest on Indebtedness Ranking on a Parity with the Debentures made pro rata to the amounts due on the Debentures and all other Indebtedness Ranking on a Parity with the Debentures and (ii) payment of principal or current or deferred interest on the Company’s Indebtedness Ranking on a Parity with the Debentures that, if not made, would cause the Company to breach the terms of the instrument governing such Indebtedness Ranking on a Parity with the Debentures.

For the avoidance of doubt, no terms of the Debentures will restrict in any manner the ability of any Subsidiary of the Company to pay dividends or make any distributions to the Company or to any Subsidiary of the Company.

Section 3.8. Events of Default. With respect to the Debentures, the Events of Default set forth in Section 7.01 of the Base Indenture shall not apply to the Debentures, and for purposes of the Debentures the following event shall be substituted for, and replace, the Event of Default set forth in Section 7.01 of the Base Indenture:

(a) An “Event of Default” with respect to the Debentures shall occur only upon certain events of bankruptcy, insolvency or receivership.

(b) The Indenture refers to breaches that are not “Events of Default” as “defaults.” They include:

(i) a default in payment of principal or any premium when due;

(ii) a default for 30 days in payment of any interest when due; provided that the date on which such interest payment is due and payable shall be the date on which the Company must make payment following any Optional Deferral Period; or

(iii) the failure to comply with the Company’s covenants or agreements under the Indenture or the Debentures.

(c) A “Default” also includes, for example, a failure to pay interest within 30 days of the relevant Interest Payment Date if the Company does not give a timely written notice of the Company’s election to commence or continue a deferral period. If the Company does not give a timely written notice of the Company’s election to commence or continue a deferral period and fails to pay interest within 30 days of the relevant Interest Payment Date, any holder of the Debentures may seek to enforce the Company’s obligation to make the missed interest payment, including through legal process. However, there is no right of acceleration except upon the occurrence of an Event of Default as described above.

(d) If the Company does give a timely written notice of the Company’s election to commence or continue a deferral period on any Interest Payment Date (and, if such notice continues a deferral period, the deferral period has not continued for five years), then no “default” will arise from the Company’s non-payment of interest on such Interest Payment Date on the Debentures.

(e) The Indenture provides that the Trustee must give holders notice of all defaults or events of default within 90 days after they become actually known to a responsible officer of the Trustee. However, except in the case of a default in payment on the Debentures, the Trustee will be protected in withholding the notice if a responsible officer determines that withholding of the notice is in the interest of holders.

(f) If an Event of Default under the Indenture occurs, the entire principal amount of the Debentures will automatically become due and payable without any declaration or other action on the part of the Trustee or any holder of the Debentures. There is no right of acceleration in the case of any payment default or other breaches of covenants under the Indenture or the Debentures. In the case of a default in the payment of principal of or interest, including any compounded interest, on the Debentures, the holders may, or if directed by the holders of a majority in principal amount of the Debentures, the Trustee shall, subject to the conditions set forth in the Indenture, demand payment of the amount then due and payable and may institute legal proceedings for the collection of such amount if the Company fails to make payment thereof upon demand.

(g) The holders of a majority in aggregate principal amount of the outstanding Debentures may waive any past default, except:

(i) a default in payment of principal or interest; or

(ii) a default under any provision of the Indenture that itself cannot be modified or amended without the consent of the holders of all outstanding Debentures.

(h) The holders of a majority in principal amount of the Debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to the provisions of the Indenture.

(i) The Company is required to file an officers’ certificate with the Trustee each year that states, to the knowledge of the certifying officers, whether the Company has complied with all conditions and covenants under the terms of the Indenture and the Debentures and specifying any default.

(j) If an Event of Default under the Indenture occurs, the Trustee will be obligated to use its rights and powers under the Indenture, and to use the same degree of care and skill in doing so that a prudent person would use in that situation in conducting his or her own affairs. In contrast, the Trustee shall have no right or obligation under the Indenture or otherwise to exercise any remedies on behalf of any holders of the Debentures pursuant to the Indenture in connection with any default that is not also an Event of Default, unless such remedies are available under the Indenture and the Trustee is directed to exercise such remedies by the holders of a majority in principal amount of the Debentures pursuant to and subject to the conditions of the Indenture. In connection with any such exercise of remedies in connection with a default the Trustee shall be entitled to the same immunities and protections and remedial rights (other than acceleration) as if such default were an Event of Default.

Section 3.9. Tax Treatment. Each Holder or beneficial owner of the Debentures will, by accepting the Debentures or a beneficial interest therein, be deemed to have agreed that the Holder or beneficial owner intends that the Debentures constitute indebtedness and will treat the Debentures as indebtedness for all United States federal, state and local tax purposes.

Section 3.10. Defeasance and Covenant Defeasance. Provision is hereby made for both Defeasance and Covenant Defeasance of the Debentures, in each case, upon the terms and conditions contained in Article XII of the Base Indenture.

ARTICLE 4

SUBORDINATION

Section 4.1. Agreement to Subordinate. The Company covenants and agrees, and each Holder of Debentures issued under the Indenture likewise covenants and agrees, that the Debentures shall be issued subject to the provisions of this Article 4; and each Holder of a Debenture, whether upon original issue or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions.

The payment by the Company of the principal of, premium, if any, and interest on the Debentures shall, to the extent and in the manner set forth in this Article 4, be subordinated and junior in right of payment to the prior payment in full of all Senior Indebtedness, whether outstanding at the date of this Third Supplemental Indenture or thereafter incurred.

No provision of this Article 4 shall prevent the occurrence of any Event of Default with respect to the Debentures or any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default with respect to the Debentures.

Section 4.2. Default on Senior Indebtedness. Unless Section 4.3 shall be applicable, in the event and during the continuation of any default by the Company in the payment of principal, premium, interest or any other payment due on any Senior Indebtedness, or in the event that the maturity of any Senior Indebtedness has been or would be permitted upon notice or the passage of time to be accelerated because of a default, then, unless and until such Event of Default shall have been cured or waived or shall have ceased to exist and such acceleration shall have been rescinded or annulled, no payment or distribution of any kind or character, whether in cash, property or securities shall be made by the Company with respect to the principal (including redemption payments) of or premium, if any, or interest on the Debentures or on account of the purchase or other acquisition of Debentures by the Company or any Subsidiary of the Company, in each case unless and until all amounts due or to become due on such Senior Indebtedness are paid in full in cash or other consideration satisfactory to the holders of such Senior Indebtedness.

In the event that, notwithstanding the foregoing, any payment shall be received by the Trustee or a Holder of any Debenture when such payment is prohibited by the preceding paragraph of this Section 4.2, such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, but only to the extent that the holders of the Senior Indebtedness (or their representative or representatives or a trustee) notify a Responsible Officer of the Trustee in writing at its Corporate Trust Office, within 90 days of such payment, and only the amount specified in such notice to the Trustee shall be paid to the holders of such Senior Indebtedness.

Section 4.3. Prior Payment to Senior Indebtedness Upon Acceleration of Debentures. In the event that any Debentures are declared due and payable before their maturity date, then no payment or distribution of any kind or character, whether in cash, property or securities shall be made by the Company on account of the principal (including redemption payments) of, or premium, if any, or interest on the Debentures or on account of the purchase or other acquisition of Debentures by the Company or any Subsidiary of the Company, until all amounts due on or in respect of Senior Indebtedness outstanding at the time of such acceleration shall have been paid in full to the holders of such Senior Indebtedness in cash or other consideration satisfactory to the holders of such Senior Indebtedness, or provision shall have been made for such payment.

In the event that, notwithstanding the foregoing, any payment shall be received by the Trustee or the Holder of any Debenture prohibited by the foregoing provisions of this Section 4.3, such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, but only to the extent that the holders of the Senior Indebtedness (or their representative or representatives or a trustee) notify a Responsible Officer of the Trustee in writing at its Corporate Trust Office, within 90 days of such payment, and only the amounts specified in such notice to the Trustee shall be paid to the holders of such Senior Indebtedness.

The provisions of this Section 4.3 shall not apply to any payment with respect to which Section 4.4 would be applicable.

Section 4.4. Liquidation; Dissolution; Bankruptcy. In the case of the pendency of any receivership, insolvency, dissolution, winding-up, liquidation, reorganization, assignment for the benefit of creditors or any other marshaling of assets or liabilities of the Company or other similar judicial proceeding relative to the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings (each such event, if any, herein sometimes referred to as a “Proceeding”), then the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on such Senior Indebtedness, or provision shall be made for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Senior Indebtedness, before the Holders of the Debentures are entitled to receive or retain any payment or distribution of any kind or character, whether in cash, property or securities (including any payment or distribution which may be payable or deliverable by reason of the payment of any other debt of the Company subordinated to the payment of the Debentures, such payment or distribution being hereinafter referred to as a “Junior Subordinated Payment”), on account of principal of (or premium, if any) or interest on the Debentures or on account of the purchase or other acquisition of Debentures by the Company or any Subsidiary of the Company, and to that end the holders of Senior Indebtedness shall be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any Junior Subordinated Payment, which may be payable or deliverable in respect of the Debentures in any such Proceeding.

In the event that, notwithstanding the foregoing provisions of this Section 4.4, the Trustee or the Holders of any Debenture shall have received any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, including any Junior Subordinated Payment, before all amounts due or to become due on all Senior Indebtedness are paid in full or payment thereof is provided for in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Senior Indebtedness, and if such fact shall, at or prior to the time of such payment or distribution, have been made actually known to a Responsible Officer of the Trustee or, as the case may be, such Holder, then in such event such payment or distribution shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Company for application to the payment of all amounts due or to become due on all Senior Indebtedness remaining unpaid, to the extent necessary to pay all amounts due or to become due on all Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

For purposes of this Article 4, the words “cash, property or securities” shall not be deemed (so long as the effect of any exclusion employing this definition is not to cause the Debentures to be treated in any Proceeding as a part of the same class of claims as the Senior Indebtedness or any class of claims pari passu with, or senior to the Senior Indebtedness) to include shares of stock of the Company as reorganized or readjusted, or securities of the Company or any other Person provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Article 4 with respect to the Debentures to the payment of Senior Indebtedness that may at the time be outstanding, provided that (i) such Senior Indebtedness is assumed by the new Person, if any, resulting from any such reorganization or readjustment, and (ii) the rights of the holders of such Senior Indebtedness are not, without the consent of such holders, altered by such reorganization or readjustment. The consolidation of the Company with, or the merger of the Company with or into, another Person or the liquidation or dissolution of the Company following the sale, assignment, transfer, lease or conveyance of all or substantially all of its properties and assets to another Person upon the terms and conditions provided for in Section 6.04 of the Base Indenture shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 4.4 if such other Person shall, as a part of such consolidation, merger, sale, assignment, transfer, lease or conveyance, comply with the conditions stated in Section 6.04 of the Base Indenture.

Section 4.5. Subrogation. Subject to the payment in full of all amounts due or to become due on all Senior Indebtedness to the extent provided herein or the provision for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Senior Indebtedness, the rights of the Holders of the Debentures shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments and distributions of cash, property or securities of the Company, as the case may be, made to the holders of such Senior Indebtedness pursuant to the provisions of this Article 4 (equally and ratably with the holders of all Indebtedness of the Company which by its express terms is subordinated to Senior Indebtedness of the Company to substantially the same extent as the Debentures are subordinated to the Senior Indebtedness and is entitled to like rights of subrogation by reason of payments or distributions made to holders of such Senior Indebtedness) until the principal of (and premium, if any) and interest on the Debentures shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of such Senior Indebtedness of any cash, property or securities to which the Holders of the Debentures or the Trustee would be entitled except for the provisions of this Article 4, and no payment over pursuant to the provisions of this Article 4 to or for the benefit of the holders of such Senior Indebtedness by Holders of the Debentures or the Trustee, shall, as between the Company, its creditors other than holders of Senior Indebtedness of the Company, and the Holders of the Debentures, be deemed to be a payment by the Company to or on account of such Senior Indebtedness. It is understood that the provisions of this Article 4 are and are intended solely for the purposes of defining the relative rights of the Holders of the Debentures, on the one hand, and the holders of such Senior Indebtedness on the other hand.

Nothing contained in this Article 4 or elsewhere in this Indenture or in the Debentures is intended to or shall impair, as between the Company, its creditors other than the holders of Senior Indebtedness of the Company, and the Holders of the Debentures, the obligation of the Company, which is absolute and unconditional, to pay to the Holders of the Debentures the principal of (and premium, if any) and interest on the Debentures as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders of the Debentures and creditors of the Company, as the case may be, other than the holders of Senior Indebtedness of the Company, as the case may be, nor shall anything herein or therein prevent the Trustee or the Holder of any Debenture from exercising all remedies otherwise permitted by applicable law upon default under the Indenture, subject to the rights, if any, under this Article 4 of the holders of such Senior Indebtedness in respect of cash, property or securities of the Company, as the case may be, received upon the exercise of any such remedy nor shall anything herein or therein prevent the application by the Trustee of any moneys or assets deposited with it hereunder to the payment of or on account of the principal of (or premium, if any) or interest, if any, on the Debentures, unless a Responsible Officer of the Trustee shall have received at its Corporate Trust Office written notice of any fact prohibiting the making of such payment from the Company or from the holder of any Senior Indebtedness or from the trustee for any such holder, together with proof satisfactory to the Trustee of such holding of Senior Indebtedness or of the authority of such trustee more than two Business Days prior to the date fixed for such payment.

Section 4.6. Trustee to Effectuate Subordination. Each Holder of the Debentures by such Holder’s acceptance thereof authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article 4 and appoints the Trustee such Holder’s attorney-in-fact for any and all such purposes.

Section 4.7. Notice by the Company. The Company shall give prompt written notice to a Responsible Officer of the Trustee at its Corporate Trust Office of any fact known to the Company that would prohibit the making of any payment of monies to or by the Trustee in respect of the Debentures pursuant to the provisions of this Article 4; provided that any failure by the Company to give such notice shall not constitute a Default or an Event of Default. Notwithstanding the provisions of this Article 4 or any other provision of the Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment of monies to or by the Trustee in respect of the Debentures pursuant to the provisions of this Article 4, unless and until a Responsible Officer of the Trustee shall have received written notice thereof from the Company or a holder or holders of Senior Indebtedness or from any trustee therefor; and before the receipt of any such written notice, the Trustee, subject to the provisions of this Article 4, shall be entitled in all respects to assume that no such facts exist; provided that if a Responsible Officer of the Trustee shall not have received the notice provided for in this Section 4.7 at least two Business Days prior to the date (i) upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of (or premium, if any) or interest on any Debenture), or (ii) money and/or U.S. Government Obligations are deposited in trust pursuant to Article XII of the Base Indenture then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such money and U.S. Government Obligations and to apply the same to the purposes for which they were received, and shall not be affected by any notice to the contrary that may be received by it within two Business Days prior to such date.

The Trustee, subject to the provisions of Article XI of the Base Indenture, shall be entitled to conclusively rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Indebtedness of the Company (or a trustee or representative on behalf of such holder) to establish that such notice has been given by a holder of such Senior Indebtedness or a trustee or representative on behalf of any such holder or holders. In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of such Senior Indebtedness to participate in any payment or distribution pursuant to this Article 4, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article 4, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

Upon any payment or distribution of assets of the Company referred to in this Article 4, the Trustee and the Holders of the Debentures shall be entitled to conclusively rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, liquidating trustee, custodian, receiver, assignee for the benefit of creditors, agent or other person making such payment or distribution, delivered to the Trustee or to the Holders of the Debentures, for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 4.

Section 4.8. Rights of the Trustee; Holders of Senior Indebtedness. The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article 4 in respect of any Senior Indebtedness at any time held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in the Indenture shall deprive the Trustee of any of its rights as such holder.

With respect to the holders of Senior Indebtedness, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article 4, and no implied covenants or obligations with respect to the holders of Senior Indebtedness shall be read into the Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and, subject to the provisions of Article XI of the Base Indenture, the Trustee shall not be liable to any holder of Senior Indebtedness if it shall pay over or deliver to Holders of the Debentures, the Company or any other Person money or assets to which any holder of Senior Indebtedness shall be entitled by virtue of this Article 4 or otherwise.

Nothing in this Article 4 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.05 or Section 11.01 of the Base Indenture.

Section 4.9. Subordination May Not Be Impaired. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of the Indenture, regardless of any knowledge thereof that any such holder may have or otherwise be charged with.

Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders of the Debentures, without incurring responsibility to the Holders of the Debentures and without impairing or releasing the subordination provided in this Article 4 or the obligations hereunder of the Holders of the Debentures to the holders of Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, such Senior Indebtedness, or otherwise amend or supplement in any manner such Senior Indebtedness or any instrument evidencing the same or any agreement under which such Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing such Senior Indebtedness; (iii) release any Person liable in any manner for the collection of such Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Company and any other Person.

Section 4.10. Article Applicable to Paying Agents. In case at any time any Paying Agent other than the Trustee shall have been appointed by the Company and then be acting hereunder, the term “Trustee” as used in this Article 4 shall in such case (unless the context otherwise requires) be construed as extending to and including such Paying Agent within its meanings as fully and for all intents and purposes as if such Paying Agent were named in this article in addition to or in place of the Trustee.

ARTICLE 5

MISCELLANEOUS

Section 5.1. Trust Indenture Act Controls. If and to the extent that any provision of this Third Supplemental Indenture limits, qualifies or conflicts with the duties imposed by, or another provision included in this Third Supplemental Indenture which is required to be included in this Third Supplemental Indenture by any of the provisions of Sections 310 to 318, inclusive, of the Trust Indenture Act, such imposed duties or incorporated provision shall control.

Section 5.2. Governing Law. This Third Supplemental Indenture and the Debentures shall be deemed to be contracts made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of the State of New York.

Section 5.3. Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original Third Supplemental Indenture and signature pages for all purposes. Each party agrees that the electronic signatures, whether digital or encrypted, of the parties included in this Third Supplemental Indenture are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures.

Section 5.4. Severability. In case any provision in this Third Supplemental Indenture or in the Debentures shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.5. Ratification. The Base Indenture, as supplemented and amended by this Third Supplemental Indenture, is in all respects ratified and confirmed. The Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Third Supplemental Indenture supersede any conflicting provisions included in the Base Indenture unless not permitted by law. The Trustee accepts the trusts created by the Indenture, and agrees to perform the same upon the terms and conditions of the Indenture.

Section 5.6. Effectiveness. The provisions of this Third Supplemental Indenture shall become effective as of the date hereof.

Section 5.7. Trustee Makes No Representation. The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture. All rights, protections, privileges, indemnities, immunities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act under this Third Supplemental Indenture.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company has caused this Third Supplemental Indenture to be duly executed as of the date first above written.

KEMPER CORPORATION

By:	/s/ James J. McKinney
	Name:	James J. McKinney
	Title:	Executive Vice President and Chief Financial Officer

IN WITNESS WHEREOF, the Trustee has caused this Third Supplemental Indenture to be duly executed as of the date first above written.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joshua A. Hahn
	Name:	Joshua A. Hahn
	Title:	Vice President

EXHIBIT A

[THIS DEBENTURE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY (AS DEFINED IN THE INDENTURE) OR A NOMINEE THEREOF. THIS GLOBAL SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR ITS NOMINEE ONLY IN LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[1]	This legend to be included if the Debenture is a Global Debenture.
[2]

To be included if the Debenture is a Global Debenture for which the Depositary is The Depository Trust Company, unless such Depositary requires a different legend or otherwise does not require this legend.

KEMPER CORPORATION

5.875% Fixed-Rate Reset Junior Subordinated Debentures due 2062

No.	Principal Amount
CUSIP No.	$

Kemper Corporation, a Delaware corporation (hereinafter called the “Company”, which term includes any successor Person under the Indenture referred to below), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum                     of                     United States Dollars, subject to increase or decrease as set forth in the attached Schedule, on March 15, 2062 and to pay interest thereon from March 10, 2022 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly in arrears on March 15, June 15, September 15 and December 15 in each year (each an “Interest Payment Date”), beginning June 15, 2022, subject to the Company’s right to defer the payment of interest on the Debentures in accordance with said Indenture, at the rate of 5.875% per annum, until the principal hereof is paid or duly made available for payment. The interest so payable and punctually paid or duly provided for on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Debenture (or one or more Predecessor Securities) is registered at the close of business on the Record Date for such interest, which shall be the March 1, June 1, September 1 or December 1 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date. However, interest paid at Maturity shall be paid to the Person to whom the principal will be payable.

Any interest on this Debenture that is payable but is not punctually paid or duly provided for on any Interest Payment Date shall forthwith cease to be payable to the Holder hereof on the relevant Record Date by virtue of his, her or its having been such Holder, and may be paid by the Company, at its election (i) to the Person in whose name this Debenture (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date fixed by the Trustee, notice whereof shall be given to Holders of the Debentures not less than 10 calendar days prior to such Special Record Date, or (ii) in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Debentures may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and the interest on this Debenture shall be made at the office of the Paying Agent, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, provided that, at the option of the Company, payment of the interest on this Debenture may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Register or, in accordance with arrangements satisfactory to the Trustee, by wire transfer to an account designated by the Holder [; and provided further that all payments of principal of (and premium, if any) and interest on this Debenture shall be made in accordance with the applicable procedures of the Depositary for this Debenture]3.

[3]	To be included if the Debenture is a Global Debenture.

This Debenture is one of the duly authorized series of Securities of the Company, designated as the Company’s “5.875% Fixed-Rate Reset Junior Subordinated Debentures due 2062”, initially limited to an aggregate principal amount of $150,000,000, all issued or to be issued under and pursuant to an Indenture (the “Base Indenture”), dated as of September 29, 2020, between the Company and U.S. Bank Trust Company, National Association, as trustee (hereinafter referred to as the “Trustee”), as supplemented by the Third Supplemental Indenture thereto, dated as of March 10, 2022 (the “Third Supplemental Indenture”, and together with the Base Indenture, the “Indenture”). Reference is hereby made to the Indenture for a description of the respective rights, limitation of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Debentures. The Company may from time to time following the issuance of the Initial Debentures, without consent of the Holders of Debentures, issue Additional Debentures under and pursuant to the Indenture, and the aggregate principal amount of Additional Debentures that may be authenticated and delivered under and pursuant to the Indenture is unlimited; provided, however, that no Additional Debentures may be issued unless the Additional Debentures are fungible with the Debentures for U.S. federal income tax purposes or issued with a different CUSIP number.

This Debenture is an unsecured obligation of the Company and is subordinated to all Senior Indebtedness of the Company in the manner set forth in the Indenture.

Subject to, and in accordance with, the Indenture, the Company has the right, at any time and from time to time, to defer the payment of interest on the Debentures.

The Company may redeem the Debentures in the manner and under the circumstances set forth in the Indenture.

If an Event of Default with respect to the Debentures shall occur and be continuing, the principal of the Debentures may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Debentures under the Indenture from time to time and at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Debentures. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Debentures at the time Outstanding, on behalf of the Holders of all Debentures, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Debenture shall be conclusive and binding upon such Holder and every subsequent Holder of this Debenture and of any Debenture issued upon the transfer hereof or in exchange herefor or in place hereof, even if notation of such consent or waiver is not made upon any such Debenture.

Nothing in the Indenture or this Debenture shall affect or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Debenture to the Holder of this Debenture at the respective due dates herein stated, subject to the Company’s right to defer the payment of interest on the Debentures in accordance with the Indenture, or affect or impair the right, which is also absolute and unconditional, of such Holder to institute suit to enforce the payment thereof.

As provided in the Indenture and subject to certain limitations set forth therein, the transfer of this Debenture may be registered in the Register, upon surrender of this Debenture for registration of transfer at the Registrar, duly endorsed by, or accompanied by a written instrument or instruments of transfer in form satisfactory to the Company, the Trustee and the Registrar duly executed by, the Holder hereof or by such Holder’s attorney duly authorized in writing, and thereupon one or more new Debentures for like aggregate principal amount of any authorized denomination or denominations shall be executed, authenticated and delivered in the name of the designated transferee.

The Debentures are issuable only in registered form without coupons in denominations of $25 and multiples of $25 in excess thereof. Subject to certain limitations therein set forth in the Indenture and in this Debenture, the Debentures are exchangeable for a like aggregate principal amount of Debentures in different authorized denominations, as requested by the Holders surrendering the same.

No service charge will be made for any registration of transfer or exchange of this Debenture, but the Company or the Trustee may require payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration of transfer or exchange of a Debenture, other than in certain cases expressly provided in the Indenture.

Prior to the due presentation of this Debenture for registration of transfer or exchange, the Company, the Trustee, the Paying Agent, the Registrar, any co-Registrar or any of their agents shall deem and treat the Person in whose name this Debenture is registered as the absolute owner hereof (whether or not this Debenture shall be overdue and notwithstanding any notation of ownership or other writing thereon) for all purposes whatsoever, and none of the Company, the Trustee, the Paying Agent, the Registrar, any co-Registrar or any of their agents shall be affected by any notice to the contrary.

The Indenture contains provisions whereby (i) the Company may be discharged from its obligations with respect to the Debentures (subject to certain exceptions) or (ii) the Company may be released from its obligations under specified covenants and agreements in the Indenture, in each case if the Company irrevocably deposits with the Trustee money or U.S. Government Obligations sufficient to pay and discharge the entire indebtedness on all Debentures of this series, and satisfies certain other conditions, all as more fully provided in the Indenture.

This Debenture shall be deemed to be a contract made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of the State of New York.

All terms used in this Debenture which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee under the Indenture by the manual signature of one of its authorized signatories, this Debenture shall not be entitled, and shall not entitle the Holder hereof, to any benefits under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

KEMPER CORPORATION

By:
Name: James J. McKinney
Title: Executive Vice President and Chief Financial Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Date of authentication:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please print or typewrite name and address including postal zip code of Assignee)

the within Debenture of KEMPER CORPORATION and does hereby irrevocably constitute and appoint                  attorney to transfer the said Debenture on the books of the Company, with full power of substitution in the premises.

Dated:
(Signature)

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.

Kemper Corporation

5.875% Fixed-Rate Reset Junior Subordinated Debentures due 2062

No:

SCHEDULE OF INCREASES AND DECREASES IN GLOBAL DEBENTURE

The following increases or decreases in this Global Debenture have been made:

Date	Amount of decrease in principal amount of this Global Debenture	Amount of increase in principal amount of this Global Debenture	Principal Amount of this Global Debenture following such decrease or increase	Signature of authorized signatory of Trustee or Security Custodian

A-8